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                                                                   EXHIBIT 99.1


    ROCK-TENN COMPANY ANNOUNCES AGREEMENT TO SELL PLASTIC PACKAGING BUSINESS

Norcross, GA, September 23, 2003- Rock-Tenn Company (NYSE: RKT) announced today that it has entered into a definitive agreement to sell its Plastic Packaging Division to Pactiv Corporation.

Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "This sale completes our previously announced plans to explore strategic alternatives for the plastic packaging business. Pactiv Corporation is a leader in plastic packaging and we are confident that they will build on our progress in the thermoformed packaging business. This transaction will further strengthen our ability to invest in growth in our core businesses."

Rock-Tenn Company's Plastic Packaging Division manufactures custom thermoformed plastic packaging and extruded plastic roll stock. The division has two manufacturing facilities and its net sales for the twelve months ended June 30, 2003 were $73 million. The transaction, valued at $60 million, is expected to close in October 2003 and is subject to normal regulatory approvals and customary conditions to closing. As a result of the transaction Rock-Tenn Company will record a one-time after tax gain of approximately $7 million, or $0.21 per share. Rock-Tenn Company's after-tax proceeds from the sale are estimated to be $49 million.

Statements herein regarding the consummation of the transaction, anticipated tax gains, anticipated purchase price, anticipated after-tax sale proceeds, and expected use of proceeds constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on current expectations and beliefs and involve risks, uncertainties and assumptions that could cause actual results to differ materially from those contained in any forward looking statement. The risks involved in these forward-looking statements include, among others, that our assumptions are inaccurate. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Forward-looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Rock-Tenn Company is one of North America's leading marketing and packaging solutions companies, with annual net sales of over $1.4 billion and over 70 manufacturing operations in the United States, Canada, Mexico and Chile.